ADVISORY FEE WAIVER AGREEMENT

This ADVISORY FEE WAIVER AGREEMENT (the "Agreement") is dated as of November 17, 2023, by and between TIMOTHY PARTNERS, LTD., a Florida Limited Partnership (the "Advisor"), and TIMOTHY PLAN, a Delaware Business Trust (the "Trust").

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	The Advisor shall waive a portion of its Advisory Fee under the Advisory Agreement with respect to certain Funds in the amounts and for the time period set forth in this Agreement. The Funds subject to such waivers, and the percentage of the fee being waived, are set forth on Schedule A of this Agreement.

2.	With the exception of the Strategic Growth Fund and the Conservative Growth Fund, which are Funds of Funds, for the time period set forth herein, the Advisor shall waive its Advisory Fee on any portion of each Fund's assets estimated to be attributable to investments in money market funds, other equity and fixed income mutual funds and exchange-traded funds.

3.	This Agreement shall continue in effect until January 28, 2025. Upon termination of the Advisory Agreement with respect to the Fund, this Agreement shall automatically terminate.

4.	This Agreement shall be construed in accordance with the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule.

5.	This Agreement may be amended by mutual consent of the parties hereto in writing. The Agreement may be terminated upon 90 days’ notice by a majority of the non-interested trustees of the Trust or the Advisor, as defined in the Investment Company Act of 1940, as amended, or by a vote of a majority of the outstanding voting securities of the applicable Fund.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

TIMOTHY PARTNERS, LTD
By: COVENANT FUNDS, INC.
Managing General Partner

By: /s/ Arthur D. Ally

Name: Arthur D. Ally
Title: Authorized Signatory

TIMOTHY PLAN

By: /s/ Arthur D. Ally

Name: Arthur D. Ally
Title: President

SCHEDULE A

Name of Trust Series	Contractual Advisory Fee	Contractual Fee Waiver	Advisory Fee After Waiver
MUTUAL FUNDS
Timothy Plan Small Cap Value Fund	0.85%	0.05%	0.80%
Timothy Plan Large/Mid Cap Value Fund	0.85%	0.05%	0.80%
Timothy Plan Aggressive Growth Fund	0.85%	0.10%	0.75%
Timothy Plan Large/Mid Cap Growth Fund	0.85%	0.05%	0.80%
Timothy Plan Growth and Income Fund	0.85%	0.15%	0.70%
Timothy Plan Fixed Income Fund	0.60%	0.20%	0.40%
Timothy Plan High Yield Bond Fund	0.60%	0.10%	0.50%
Timothy Plan International Fund	1.00%	0.05%	0.95%
Timothy Plan Israel Common Value Fund	1.00%		1.00%
Timothy Plan Defensive Strategies Fund	0.60%	0.05%	0.55%
Timothy Plan Strategic Growth Fund	0.15%		0.15%
Timothy Plan Conservative Growth Fund	0.15%		0.15%

ETFS
Timothy Plan US Large/Mid Cap Core ETF	0.52%		0.52%
Timothy Plan US Large/Mid Cap Core Enhanced ETF	0.52%		0.52%
Timothy Plan Small Cap Core ETF	0.52%		0.52%
Timothy Plan High Dividend Stock ETF	0.52%		0.52%
Timothy Plan High Dividend Stock Enhanced ETF	0.52%		0.52%
Timothy Plan International ETF	0.62%		0.62%
Timothy Plan Market Neutral ETF	0.65%		0.65%